PROSPECTUS	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-168418

WORTHINGTON INDUSTRIES, INC.

200 Old Wilson Bridge Road

Columbus, Ohio 43085

(614) 438-3210

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

1,500,000 Common Shares, Without Par Value Trading Symbol: New York Stock Exchange – WOR

We are offering our shareholders a simple and convenient method for purchasing our common shares, without payment of any brokerage commissions or service charges, through the Worthington Industries, Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”). Shareholders who elect to participate in the Plan may:

•	Have cash dividends on all or a portion of their common shares automatically reinvested in common shares.
•	Invest optional cash payments ranging from $50 to $5,000 per month in common shares, if all or a portion of their dividends are being reinvested.

Common shares purchased under the Plan may be purchased from us or purchased for participants in the open market, at our option.  The price of the common shares purchased from us will be the average of the closing sales prices of the common shares as reported on the New York Stock Exchange on the five business days immediately preceding the applicable purchase date.  If the common shares are purchased in the open market, the price of the common shares will be the weighted average purchase price of the common shares on the applicable purchase date.  The closing price of our common shares as reported on the New York Stock Exchange on October 11, 2018 was $41.75.

Shareholders enrolled in the Plan will continue to be enrolled until they notify Equiniti Trust Company d/b/a EQ Shareowner Services (“EQ”), administrator for the Plan, in writing, that they wish to withdraw.  Shareholders who do not currently participate and do not wish to participate in the Plan will continue to receive cash dividends in the usual manner.

Investment in our common shares, as with any investment in securities, involves investment risks, including the possible loss of principal.  Before investing in our common shares, you should carefully read the “Risk Factors” section on page 1 of this prospectus, as well as the risk factors described in our periodic filings with the Securities and Exchange Commission.

_______________________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

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The date of this prospectus is October 12, 2018.

TABLE OF CONTENTS

Risk Factors

About This Prospectus

Worthington Industries, Inc.

Forward-Looking Statements

The Worthington Industries, Inc. Dividend Reinvestment and Stock Purchase Plan

Purpose

Participant Options

Advantages and Disadvantages

Administration

Participation

Purchase of Common Shares

Sales

Costs

Investment Summary and Fees

Taxes

Reports to Participants

Dividends on Fractional Common Shares

Certificates for Common Shares

Optional Mail Loss Insurance

Termination of Participation

Other Information

Dividends

Use of Proceeds

Indemnification of Officers and Directors

Plan of Distribution

Certain Legal Matters

Experts

Incorporation of Certain Documents by Reference

Where You Can Find More Information

1 1 1 2 5 5 5 5 6 7 8 10 12 12 13 14 14 15 16 16 17 19 19 19 22 22 22 23 23

i

Risk Factors

Investing in our common shares involves significant risks.  Before you decide to invest in our common shares, you should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated herein by reference from our most recent Annual Report on Form 10-K, as updated by our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings we make with the Securities and Exchange Commission (the “SEC”).  It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.  Please also see the discussion below under the caption “Forward-Looking Statements.”

About This Prospectus

This prospectus is part of a Registration Statement on Form S-3 (the “Registration Statement”) that we have filed with the SEC.  Under the Registration Statement, we may issue up to 1,500,000 of our common shares pursuant to the Worthington Industries, Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”).  The terms and conditions of the Plan are set forth under the caption “The Worthington Industries, Inc. Dividend Reinvestment and Stock Purchase Plan” beginning on page 5 of this prospectus.

Please read this prospectus carefully.  If you own common shares now, or if you decide to buy common shares in the future, please keep this prospectus with your permanent investment records because it contains important information about the Plan.  This prospectus supersedes any prior Plan prospectuses, including supplements thereto, in their entirety.

You should rely only on the information contained or incorporated by reference in this prospectus.  We have not authorized anyone to give you any information or make any representation not contained in or incorporated by reference into this prospectus.  You must not rely on any unauthorized information or representation.  This prospectus is an offer to sell only the common shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date hereof, or that any information we have incorporated herein by reference is accurate on any date subsequent to the date of the document incorporated herein by reference, even though this prospectus is delivered or common shares are sold on a later date.

Unless the context suggests otherwise, references to “Worthington,” the “Company,” “we,” “our” and “us” and similar terms refer to Worthington Industries, Inc., an Ohio corporation, and its subsidiaries.

Worthington Industries, Inc.

Worthington is a corporation formed under the laws of the State of Ohio and headquartered in Columbus, Ohio.  Founded in 1955, Worthington is primarily a diversified metals manufacturing company, focused on value- added steel processing and manufactured metal products.  Our manufactured metal products include: pressure cylinders for liquefied petroleum gas (“LPG”), compressed natural gas (“CNG”), oxygen, refrigerant and other industrial gas storage; water well tanks for commercial and residential uses; cryogenic pressure vessels for liquefied natural gas (“LNG”) and other gas storage applications; steel and fiberglass tanks and processing equipment primarily for the oil and gas industry; consumer products for camping, grilling, hand torch solutions and helium balloon kits; engineered cabs and operator stations and cab components; and, through our joint ventures, complete ceiling grid solutions; laser welded blanks; light gauge steel framing for commercial and residential construction; and current and past model automotive service stampings.

Our operations are managed principally on a products and services basis and are comprised of three primary operating segments which correspond with our reportable business segments: (1) Steel Processing; (2) Pressure Cylinders; and (3) Engineered Cabs.  Our other corporate-related entities are combined and disclosed in the Other category, which also includes certain income and expense items not allocated to our operating segments.

Our Steel Processing operating segment consists of the Worthington Steel business unit, which is one of the largest independent intermediate processors of flat-rolled steel in the United States, and three consolidated joint ventures: Spartan Steel Coating, LLC; TWB Company, L.L.C.; and Worthington Specialty Processing.  Our Pressure Cylinders operating segment consists of the Worthington Cylinders business unit and serves four market sectors: (1) Industrial Products; (2) Consumer Products; (3) Alternative Fuels; and (4) Oil & Gas Equipment.  Our Engineered Cabs operating segment consists of the Worthington Industries Engineered Cabs business unit and Worthington Steelpac Systems, LLC.  We also hold equity positions in joint ventures.

For additional information concerning our business and our financial results and condition, please refer to the documents incorporated by reference in this prospectus.  See the section below captioned “Incorporation of Certain Documents by Reference.”

Our principal executive offices are located at 200 Old Wilson Bridge Road, Columbus, Ohio 43085, and our telephone number is (614) 438-3210.  We maintain a website at www.worthingtonindustries.com, where general information about us is available.  The information on our website is not part of this prospectus.

Forward-Looking Statements

This prospectus and the documents incorporated by reference herein may contain “forward-looking statements” as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements reflect our current expectations, estimates or projections concerning future results or events.  These statements are often identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “may,” “could,” “intend,” “estimate,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases.  These forward-looking statements may include, without limitation, statements relating to:

•	outlook, strategy or business plans;
•

future or expected growth, growth potential, forward momentum, performance, competitive position, sales, volumes, cash flows, earnings, balance sheet strengths, debt, financial condition or other financial measures;

•	pricing trends for raw materials and finished goods and the impact of pricing changes;
•	demand trends for Worthington or our markets;
•	additions to product lines and opportunities to participate in new markets;
•	expected benefits from Transformation and innovation efforts and the ability to improve performance and competitive position at our operations;
•	anticipated working capital needs, capital expenditures and asset sales;
•	anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof;
•	projected profitability potential;
•

the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, newly-created joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations;

•	projected capacity and the alignment of operations with demand;
•	the ability to operate profitably and generate cash in down markets;
•	the ability to maintain margins and capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets;
•	expectations for Worthington and customer inventories, jobs and orders;

•	expectations for the economy and markets or improvements therein;
•	expectations for generating improving and sustainable earnings, earnings potential, margins or shareholder value;
•	the expected impact of significant changes in tax laws on Worthington;
•	effects of judicial rulings; and
•	other non-historical matters.

Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected.  Any number of factors could affect actual results, including, without limitation, those that follow:

•	the effect of national, regional and global economic conditions generally and within major product markets, including a recurrent slowing economy;
•	the effect of conditions in national and worldwide financial markets;
•

the impact of tariffs, the adoption of trade restrictions affecting our products or suppliers, a United States withdrawal from or significant renegotiation of trade agreements, the occurrence of trade wars, and other changes in trade regulations;

•	lower oil prices as a factor in demand for products;
•	product demand and pricing;
•	changes in product mix, product substitution and market acceptance of our products;
•	fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations;
•	effects of facility closures and the consolidation of operations;
•	the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction, oil and gas, and other industries in which we participate;
•	failure to maintain appropriate levels of inventories;
•	financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom we do business;
•	the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts;
•	the ability to realize cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from Transformation initiatives, on a timely basis;
•

the overall success of, and the ability to integrate, newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom;

•	capacity levels and efficiencies, within facilities, within major product markets and within the industries as a whole;

•

the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, civil unrest, international conflicts, terrorist activities or other causes;

•	changes in customer demand, inventories, spending patterns, product choices and supplier choices;
•

risks associated with doing business internationally, including economic, political and social instability, foreign currency exchange rate exposure and the acceptance of our products in global markets;

•	the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment;
•	the outcome of adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters;
•	deviation of actual results from estimates and/or assumptions used by us in the application of our significant accounting policies;
•	level of imports and import prices in our markets;
•

the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the SEC and other governmental agencies as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010;

•	the effect of healthcare laws in the United States and potential changes for such laws which may increase our healthcare and other costs and negatively impact our operations and financial results;
•	the actual impact on our business of tax reform legislation differing materially from our estimates;
•	cyber security risks;
•	the effects of privacy and information security laws and standards; and
•	other risks described from time to time in our filings with the SEC.

We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995.  It is impossible to predict or identify all potential risk factors.  Consequently, you should not consider the foregoing list to be a complete set of all potential risks and uncertainties.  Any forward-looking statements included or incorporated by reference in this prospectus are based on current information as of the date of this prospectus or the respective documents incorporated herein by reference, and we assume no obligation to correct or update any such statements in the future, except as required by applicable law.  All subsequent written or oral forward-looking statements concerning the matters addressed in this prospectus and attributable to us or any person acting on our behalf are qualified by these cautionary statements.

The Worthington Industries, Inc.
Dividend Reinvestment and Stock Purchase Plan

A description of the Plan is set forth in the following questions and answers.

The Plan was initially approved by our Board of Directors on November 15, 1984, and was amended by the Board on February 27, 1998 and again on June 30, 2010.

Purpose

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide our shareholders with a simple and convenient method of investing cash dividends and additional cash payments in common shares, without paying any brokerage commissions or service charges.  Any purchase of common shares from us will generate funds, which we intend to use for general corporate purposes.

Participant Options

2.	What options are available to participants in the Plan?

As a participant in the Plan:

•	You may have all of your cash dividends automatically reinvested in our common shares, and also make cash purchases of our common shares of not less than $50 nor more than $5,000 per month.
•

You may have cash dividends on some of your common shares automatically reinvested in our common shares, continue to receive cash dividends on the rest of your common shares, and also make cash purchases of our common shares of not less than $50 nor more than $5,000 per month.

Advantages and Disadvantages

3.	What are the advantages and disadvantages of the Plan?

Advantages

•	You will pay no brokerage commissions or service charges in connection with purchases of our common shares under the Plan.
•

Your funds will be fully invested because the Plan permits fractional common shares to be credited to your Plan account.  Dividends on fractional common shares, as well as dividends on whole common shares, will be reinvested in additional common shares, and these common shares will be credited to your Plan account.

•	You will avoid the need for safekeeping certificates for common shares credited to your Plan account.
•

You will receive regular statements from EQ (as described in Question 4, Question 5 and Question 22) reflecting all recent activity, including purchases, and your latest account balance in the Plan to simplify your recordkeeping.

Disadvantages

•

You will have no control over the time or price at which common shares are purchased for your Plan account and, in connection with such purchases, you may bear the market risk of fluctuations in the price of our common shares for a longer period of time than in the case for typical secondary market transactions.

•	No interest will be paid on amounts you contribute to the Plan pending their investment.
•	You may not pledge or assign common shares you hold under the Plan.

Administration

4.	Who administers the Plan for participants?

The Plan is currently administered by Equiniti Trust Company d/b/a EQ Shareowner Services (“EQ” or “administrator”).  EQ is also the transfer agent for our common shares.  EQ will keep and maintain Plan records and serve as custodian for common shares held in the Plan.  As administrator for the Plan, EQ will hold common shares purchased for Plan participants.  EQ is also responsible for purchasing and selling common shares for your Plan account, including the selection of any broker or dealer through which Plan purchases and sales are made.  We have no control over the times or prices at which EQ effects transactions or the selection of any broker or dealer used by EQ.  We may change the administrator of the Plan at any time.

5.	What is the Plan’s contact information?

Internet

shareowneronline.com

Available 24 hours a day, 7 days a week for access to account information and answers to many common questions and general inquiries.

To enroll in the Plan:

For existing registered shareowners:

1.	Go to shareowneronline.com
2.	Select “Sign Up Now!”
3.	Enter your Authentication ID* and Account Number

*If you do not have your Authentication ID, select “I do not have my Authentication ID”.  For security, this number is required for first time sign on.

Email

Go to shareowneronline.com and select “Contact Us”.

Telephone

800-468-9716 Toll-Free

651-450-4064 outside the United States

Shareowner Relations Specialists are available Monday through Friday, from 7:00 a.m. to 7:00 p.m., Central Time.

You may also access your account information 24 hours a day, 7 days a week using our automated voice response system.

Written correspondence and deposit of certificated shares*:

EQ Shareowner Services

P.O. Box 64856

St. Paul, MN 55164-0856

Certified and overnight delivery

EQ Shareowner Services

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120-4100

*If sending in a certificate for deposit, see Question 26 and Question 27.

Participation

6.	Who is eligible to participate in the Plan?

If you are a shareholder and you have common shares registered in your name, you are eligible to participate in the Plan.  If your common shares are registered in a name other than your own (for example, in the name of a broker or other nominee) and you want to participate in the Plan, you may become a shareholder of record by contacting your broker or nominee and having some or all of your common shares transferred into your own name.

The Plan may not be available to shareholders residing in certain states or to shareholders unwilling to certify their state of residence.  All participating shareholders must agree to notify EQ of any change of residence. We reserve the right to reject or delay any person’s enrollment or participation in the Plan at any time, to ensure compliance with applicable laws or for any other reason.

7.	How does an eligible shareholder participate in the Plan?

As a shareholder of record of our common shares, you may join the Plan by signing an Account Authorization Card and returning it to EQ.  If common shares are registered in more than one name (e.g., joint tenants or tenants in common), all registered shareholders must sign the Account Authorization Card.  You may obtain an Account Authorization Card at any time by calling or writing to the administrator at the address listed in Question 5.

8.	Is partial reinvestment of dividends possible under the Plan?

Yes.  If you are a shareholder of record and you want to reinvest the dividends on some (but not all) of your common shares, you must choose the appropriate option, sign the Account Authorization Card and return the Account Authorization Card to the administrator.

9.	When may an eligible shareholder join the Plan?

As an eligible shareholder, you may join the Plan at any time.

If your signed Account Authorization Card is received by EQ on or before the record date for a dividend payment, reinvestment of your dividends will begin with that dividend payment.  If the Account Authorization Card is received after that record date, that dividend will be paid to you in the usual manner and reinvestment of your dividends will begin with the following dividend payment.  Dividend payment dates will ordinarily occur on or about the 29th of March, June, September and December, and corresponding record dates are determined by our Board of Directors and are generally two to three weeks before the payment dates.  However, the record dates for future dividends may vary, and months other than March, June, September and December may be selected by our Board of Directors for the payment of dividends.  (See Question 16 through Question 18 for information on additional cash purchases.)

10.	What options are available on the Account Authorization Card?

The Account Authorization Card allows you to arrange for the purchase of additional common shares through the following investment options:

•	“Full Dividend Reinvestment”: All cash dividends payable on common shares held in the Plan, along with any common shares held in physical certificate form or held through book-entry Direct

Registration Shares (“DRS”), will be used to purchase additional common shares.  A participant will not receive cash dividends from Worthington; instead, all dividends will be reinvested.  Whole and fractional common shares will be allocated to the participant’s Plan account.  (RD)

•

“Partial Dividend Reinvestment”: A participant may elect to reinvest a portion of the cash dividends payable to the participant and receive the remainder in cash.  The portion elected for reinvestment will be applied to the designated whole number of common shares held in physical certificate form or held through book-entry DRS.  Dividends on all common shares held in the Plan will be reinvested.  The cash portion of dividends will be sent by check unless the participant has elected to have those dividends deposited directly to a designated bank account.  (RP-Y)

•

“Dividend Reinvestment Only on Common Shares Held in the Plan”: A participant will be paid cash for the common shares held in physical certificate form or held through book-entry DRS.  All common shares held in the Plan will be reinvested.  The cash portion of dividends will be sent by check unless the participant has elected to have those dividends deposited directly to a designated bank account.  (RV-Y)

You may select any of the above dividend reinvestment options.

11.	How may a participant change options under the Plan?

As a participant, you may change your investment options at any time by requesting a new Account Authorization Card and returning it to EQ at the address shown in Question 5.  You may also change your options by calling EQ at the telephone number shown in Question 5 or going to the administrator’s website at shareowneronline.com.

Purchase of Common Shares

12.	What is the source of the common shares purchased under the Plan?

At our discretion, purchases of common shares under the Plan will be made by EQ, either in the open market or directly from us.  Purchases in the open market may be made on any stock exchange where our common shares are traded or through negotiated transactions on such terms as the administrator may reasonably determine.  Neither we nor any participant in the Plan will have any authority or power to direct the date, time or price at which common shares may be purchased by EQ.

13.	When will common shares be purchased under the Plan?

Common shares will be purchased with reinvested dividends on the date our quarterly dividend is paid (the “Dividend Payment Date”).  See Question 9.  Common shares will be purchased with optional cash payments on or about the 20th day of each month (the “Monthly Purchase Date”) other than months in which a dividend is paid.  See Question 16 through Question 18.

The applicable Dividend Payment Date or Monthly Purchase Date on which common shares are purchased is referred to as an “Investment Date.”

14.	What is the price of common shares purchased under the Plan?

The price per common share purchased from us with your reinvested dividends or your optional cash payments will be equal to the average of the closing prices of the common shares as reported on the New York Stock Exchange for the five business days immediately preceding the Dividend Payment Date (for reinvested dividends) or the Monthly Purchase Date (for optional cash payments).  You may not direct the time or price at which the common shares are purchased.

Common shares purchased in the open market for an Investment Date will be credited to your account at the weighted average price paid to purchase all common shares acquired in the open market for that Investment Date.  We will pay any brokerage fees or commissions involved with any open market purchases under the Plan.

15.	How many common shares will be purchased for participants?

The number of common shares purchased for you on an Investment Date depends on the amount of your reinvested dividends and/or optional cash payments and the purchase price per common share.  Your Plan account will be credited with the number of common shares (including fractional common shares, computed to three decimal places) equal to the total amount you wish to invest divided by the applicable purchase price per common share.

16.	When is the Monthly Purchase Date?

The Monthly Purchase Date for common shares purchased with optional cash payments will be on or about the 20th day of each month, other than months in which we pay a dividend.  For the months in which we pay a dividend, optional cash payments will be combined with the dividend reinvestment payments and invested on the Dividend Payment Date.  See Question 13.

17.	How are optional cash purchases of additional common shares made?

The option to make cash purchases of additional common shares is available to you, as an existing shareholder, only after you join the Plan by signing an Account Authorization Card.   Recurring or one-time optional cash payments will be invested monthly on the applicable Monthly Purchase Date.

Checks – To make optional cash payments by mail, the payments must be in U.S. dollars and drawn on a U.S. or Canadian financial institution.  Cash, money orders, traveler’s checks or third-party checks are not accepted.  A refund request for an optional cash payment made by check must be received in writing by the administrator not less than two trading days before such amount is to be invested.

Automatic investments — A participant may set up a one-time or monthly automatic withdrawal from a designated bank account.  The request may be submitted online, by telephone or by sending an Account Authorization Card by mail.  Requests are processed and become effective as promptly as administratively possible.  Once the automatic withdrawal is initiated, funds will be debited from the participant’s designated bank account on or about the 10th of each month and will be invested in Worthington common shares on the next Investment Date.  Changes in or a discontinuation of automatic withdrawals can be made online, by telephone or by using the Transaction Request Form attached to a participant’s statement.  To be effective with respect to a particular Investment Date, a change request must be received by the administrator at least 15 trading days prior to the Investment Date.

Dividend Reinvestment – The administrator will invest Worthington cash dividend funds as soon as administratively reasonable following the Dividend Payment Date.

In the case of each purchase, the price at which the administrator will be deemed to have acquired Worthington common shares for a participant’s Plan account will be the weighted average price of all common shares purchased plus any per share fees.  Depending on the number of common shares being purchased and current trading volumes in the common shares, purchases may be executed in multiple transactions that may occur on more than one day.  The administrator will hold the common shares for the benefit of all participants together in the administrator’s name or in the name of the nominee.

The administrator will have no liability in connection with any inability to purchase common shares, the timing of any purchases or the value of common shares acquired for a participant’s account.

If any optional cash payment, including payment by check or automatic withdrawal, is returned for any reason, the administrator will remove from the participant’s Plan account any common shares purchased with such funds, and will sell these common shares.  The administrator may also sell additional common shares in the participant’s Plan account to recover a returned funds fee for each optional cash payment returned unpaid for any reason and may sell additional common shares as necessary to cover any market loss incurred by the administrator.

Participants will not earn interest on funds held by the administrator.  During the period that an optional cash payment is pending, the collected funds in the possession of the administrator may be invested in certain Permitted Investments.  For purposes of the Plan, “Permitted Investments” means the administrator may hold the funds uninvested or invested in select Wells Fargo deposit products.  The risk of any loss from such Permitted Investments will be the responsibility of the administrator.  Investment income from such Permitted Investments will be retained by the administrator.

Purchases by employees, officers, directors and others, including purchases with optional cash investments, must be made in compliance with Worthington's Insider Trading Policy.  In addition to other limitations, Worthington’s Insider Trading Policy provides that a participant may not trade in Worthington common shares if the participant is aware of material, inside non-public information about Worthington.

Optional cash payments must be invested no later than 35 trading days, and dividends must be invested no later than 30 trading days, in each case after receipt by the administrator, except where postponement is necessary to comply with applicable federal and state securities laws and regulations.  In making purchases for a participant’s Plan account, the administrator may commingle the participant’s funds with those of other participants in the Plan.  Purchases may be subject to certain fees and conditions but only after participants in the Plan have been provided with notice of such fees and conditions.

18.	When are common shares purchased for the Plan?
•

Optional Cash Payments.  Optional cash payments are invested on the Monthly Purchase Date.  If the Monthly Purchase Date is not a business day, then the investment will be made on the next business day.  For the months in which a dividend is paid, the optional cash payments will be combined with the dividend payment and invested on the Dividend Payment Date.

•

Dividend Reinvestment.  Cash dividends are reinvested on the applicable Dividend Payment Date or, if the Dividend Payment Date is not a business day, then the investment will be made on the next business day.

If you wish to have an optional cash payment returned to you before it is invested, your request must be received by EQ at least two trading days prior to the Investment Date.

Sales

19.	How can I sell my common shares?

Sales are usually made through a broker, who will receive trading commissions.  Typically, the common shares are sold through the exchange on which the common shares of Worthington are traded.  Depending on the number of Worthington common shares to be sold and the current trading volume, sale transactions may be completed in multiple transactions and over the course of more than one day.  All sales are subject to market conditions, system availability, restrictions and other factors.  The actual sale date, time or price received for any common shares sold through the Plan cannot be guaranteed.

Participants may instruct the administrator to sell common shares under the Plan through a Batch Order, a Market Order, a Day Limit Order, a Good-’Til-Date/Canceled Limit Order or a Stop Order.

Batch Order (online, telephone, mail) – The administrator will combine each request to sell through the Plan with other Plan participant sale requests for a Batch Order.  Common shares are then periodically submitted in bulk to a broker for sale on the open market.  Common shares will be sold no later than within five business days (except where deferral is necessary under applicable federal or state securities laws and regulations).  Bulk sales may be executed in multiple transactions and over more than one day depending on the number of common shares being sold and the current trading volume.  Once entered, a Batch Order request cannot be canceled.

Market Order (online or telephone) – A participant’s request to sell common shares in a Market Order will be at the prevailing market price when the trade is executed.  If such an order is placed during market hours, the administrator will promptly submit the common shares to a broker for sale on the open market.  Once entered, a Market Order request cannot be canceled by the participant.  Sales requests submitted near the close of the market may be executed on the next trading day, along with other requests received after market close.

Day Limit Order (online or telephone) – A participant’s request to sell common shares at or above a specified price in a Day Limit Order will be promptly submitted by the administrator to a broker.  The broker will execute as a Market Order when and if the market price of the common shares reaches, or exceeds the specified price on the day the order was placed (for orders placed outside of market hours, on the next trading day).  The order is automatically canceled if the specified price is not met by the end of that trading day.  Depending on the number of common shares being sold and the current trading volume, the order may only be partially filled and the remainder of the order canceled.  Once entered, a Day Limit Order request cannot be canceled by the participant.

Good-’Til-Date/Canceled (GTD/GTC) Limit Order (online or telephone) – A GTD/GTC Limit Order request to sell common shares at or above a specified price will be promptly submitted by the administrator to a broker.  The broker will execute as a Market Order when and if the market price of the common shares reaches, or exceeds the specified price at any time while the order remains open (up to the date requested or 90 days for GTC).  Depending on the number of common shares being sold and the current trading volume, sales may be executed in multiple transactions and may be traded on more than one day.  The order or any unexecuted portion thereof will be automatically canceled if the specified price is not met by the end of the order period.  The order may also be canceled by the applicable stock exchange or the participant.

Stop Order (online or telephone) – The administrator will promptly submit a participant’s request to sell common shares in a Stop Order to a broker.  A sale will be executed when the market price of the common shares falls to the specified price, at which time the Stop Order becomes a Market Order and the sale will be at the prevailing market price when the trade is executed.  The price specified in the order must be below the current market price (generally used to limit a market loss).

Sales proceeds will be net of any fees to be paid by the participant.  The administrator will deduct any fees or applicable tax withholding from the sale proceeds.  Sales processed on accounts without a valid Form W-9 for U.S. citizens or Form W-8BEN for non-U.S. citizens will be subject to Federal Backup Withholding.  This tax can be avoided by furnishing the appropriate and valid form prior to the sale.  Forms are available online at shareowneronline.com.

A check for the proceeds of the sale of common shares (in U.S. dollars), less applicable taxes and fees, will generally be mailed by first class mail as soon as administratively possible after the settlement date.  If a participant submits a request to sell all or a portion of the Plan common shares, and the participant requests net proceeds to be automatically deposited to a checking or savings account, the participant must provide a voided blank check for a checking account or blank savings deposit slip for a savings account.  If the participant is unable to provide a voided check or savings deposit slip, the participant’s written request must have the participant’s signature(s) medallion guaranteed by an eligible financial institution for direct deposit.  Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be processed and a check for the net proceeds will be issued.

A participant who wishes to sell common shares currently held in certificate form may send them in for deposit to the administrator and then proceed with the sale. To sell common shares through a broker of a participant’s choice, the participant may request the administrator to transfer common shares electronically from the participant’s Plan account to the participant’s brokerage account.  Alternatively, a certificate for common shares can be requested that the participant can deliver to the participant’s broker.

The price of Worthington’s common shares may fluctuate between the time a sale request is received and the time the sale is completed on the open market.  The administrator shall not be liable for any claim arising out of failure to sell on a certain date or at a specific price.  Neither the administrator nor any of the administrator’s affiliates will provide any investment recommendations or investment advice with respect to transactions made through the Plan.  This risk should be evaluated by the participant and is a risk that is borne solely by the participant.

Sales by employees, officers, directors and others must be made in compliance with Worthington’s Insider Trading Policy.  In addition to other limitations, Worthington’s Insider Trading Policy provides that a participant may not trade in Worthington common shares if the participant is aware of material, inside non-public information about Worthington.

Costs

20.	Are there any out-of-pocket costs to participants in connection with participation in the Plan?

Presently, there are no commissions, brokerage fees or other fees or charges to participants for purchasing common shares through the Plan, whether through dividend reinvestment or optional cash investments.  We reserve the right to assess service fees or charges in the future, but will not do so without providing participants with notice of such fees or charges.  As indicated below, participants may incur fees and charges in connection with sales of common shares held in the Plan and certain other actions.

Investment Summary and Fees
Summary
Minimum cash investments
Minimum one-time optional cash payment	$ 50.00
Minimum recurring automatic investment	$ 50.00
Maximum cash investments
Maximum monthly investment	$5,000.00
Dividend Reinvestment Options
Reinvestment options	Full, Partial
Fees
Investment fees
Dividend reinvestment	Company Paid
Check investment	Company Paid
One-time automatic investment	Company Paid
Recurring automatic investment	Company Paid
Dividend purchase trading commission per common share	Company Paid
Optional cash investment trading commission per common share	Company Paid
Sales fees
Batch Order	$15.00

Market Order	$25.00
Limit Order per transaction (Day/GTD/GTC)	$30.00
Stop Order	$30.00
Sale trading commission per common share	$0.10
Direct deposit of sale proceeds	$5.00
Other fees
Certificate issuance	Company Paid
Certificate deposit	Company Paid
Returned check / Rejected automatic bank withdrawal	$35.00 per item
Prior year duplicate statement	$15.00 per year

Taxes

21.	What are the U.S. federal income tax consequences of participation in the Plan?

Reinvested Dividends.  If you elect to have your dividends reinvested, you will be treated for U.S. federal income tax purposes as having received a taxable distribution of the dividends that are reinvested.  The tax basis of the common shares purchased with your dividends will be equal to the purchase price of such common shares, including the amount of any brokerage commissions paid by us on your behalf.

The holding period for common shares credited to your Plan account under the dividend reinvestment option will begin on the day following the date on which your dividends are reinvested.

Optional Cash Payments.  If you elect the Plan’s optional cash payment purchase option, common shares will be purchased at fair market value determined as described under Question 14, and you will not have taxable income as a result of that purchase.  The tax basis per common share will equal the purchase price of such common share, including the amount of any brokerage commissions paid by us on your behalf.

The holding period for the common shares credited to your Plan account under the optional cash payment purchase option will begin on the day following the date on which the cash purchase is made.

Other Consequences.  You will not recognize any taxable income when you receive a direct registration statement or a certificate for whole common shares that have been credited to your Plan account.

You may recognize a gain or loss when common shares acquired through the Plan are sold or exchanged, whether by the administrator at your request to terminate your participation in the Plan, or by you after you receive a direct registration statement or a certificate for whole common shares that have been credited to your Plan account, or when you receive a cash adjustment for a fractional common share.  The amount of any such gain or loss will be equal to the difference between the amount that you receive for the common shares, or fractional common share, and the tax basis of the common shares.

At the end of each calendar year, EQ will notify you and the Internal Revenue Service of the amount of your annual dividend income.  Dividends are generally considered taxable to individuals as ordinary income, and you must include your dividend income on your federal income tax return.  In addition, the Internal Revenue Service has ruled that the amount of brokerage commissions paid by us on your behalf is to be treated as a distribution to you which is subject to U.S. federal income tax in the same manner as dividends.  The sum of dividends reinvested in common shares and/or any optional cash payments you make to purchase common shares, plus the amount of any brokerage commissions paid by us on your behalf, becomes your cost basis for those common shares.

We are required to withhold for U.S. federal income tax purposes a percentage of all dividend payments to you unless:

•	you have furnished your taxpayer identification (social security) number; and
•	you have certified that you are not subject to backup withholding.

You should previously have been requested by us or your broker to submit all information and certifications required in order to exempt you from backup withholding if an exemption is available.

If you are subject to backup withholding on dividends, or if you are a foreign shareholder whose dividends are subject to U.S. federal income tax withholding, the required federal income tax will be withheld from the gross amount of the dividend and only the reduced amount will be reinvested in common shares.

A foreign person (nonresident alien individual or foreign entity) is subject to tax withholding at a 30% rate on the gross amount of certain payments of U.S. source income including dividends, unless the beneficial owner of the payment is entitled to a reduced rate of, or exemption from, withholding tax under an income tax treaty.  Foreign entity owned accounts may also be subject to 30% withholding on all applicable U.S. sourced income, including dividends, as required by the Foreign Account Tax Compliance Act (“FATCA”).  Gross proceeds received from the sale, maturity or exchange of securities that can produce U.S. sourced dividends or interest will also be subject to potential FATCA withholding effective on January 1, 2019.  Foreign persons should consult with their tax advisors or counsel as to which tax certification form they are required to provide and for more specific information regarding the withholding requirements under Chapters 3 and 4 (FATCA) of the Internal Revenue Code of 1986, as amended.

The Plan assumes that each participant will use the first-in, first-out (“FIFO”) method when determining the tax basis of any common shares sold.  Participants may designate their preference for a different method of determining the tax basis of common shares by identifying this preference in writing to the administrator.  Participants may designate their preference for specific identification cost basis at any time.

The foregoing discussion is intended only as a general summary of the current U.S. federal income tax consequences of participation in the Plan.  Eligible shareholders considering participating in the Plan are urged to consult with their own tax advisors prior to joining the Plan.

Reports to Participants

22.	What kind of reports will be sent to participants in the Plan?

The administrator will mail quarterly statements to you of your account balance and reinvestment activity.  In addition, whenever there is activity in your Plan account, such as an additional purchase of common shares or a withdrawal, transfer or sale of common shares, EQ will mail you a separate written confirmation of that transaction.  You can also keep track of your account activity by accessing your account online at shareowneronline.com.

Be sure to keep your Plan statements for federal income tax purposes.  If you believe an error has been made in your Plan records, or Plan mailings to you are being misdirected, lost or stolen, promptly contact EQ.

Each participant will also receive a copy of the current Plan prospectus, any amendments or supplements thereto and all communications sent to holders of our common shares, which may include annual reports to shareholders, notices of annual meetings, proxy materials, notices of internet availability of proxy materials and income tax information for reporting dividends paid on our common shares.  You may elect to have your statements and other information sent to you automatically by initiating eDelivery through shareowneronline.com.

Dividends on Fractional Common Shares

23.	Will participants be credited with dividends on fractional common shares?

Yes.  Dividends on fractional common shares, as well as dividends on whole common shares, will be credited to your Plan account and will be reinvested in additional common shares if you elect to have your dividends reinvested.

Certificates for Common Shares

24.	Will direct registration statements or certificates be issued for common shares purchased through the Plan?

Common shares purchased through the Plan will be credited to your Plan account under your name.  Direct registration statements or certificates will only be issued to you for common shares credited to your Plan account if you request EQ in writing to do so.  The number of common shares credited to your Plan account will be shown on the statements of your Plan account.  This service eliminates the need for you to protect against loss, theft or destruction of certificates.

At any time, you may request in writing that EQ send you a direct registration statement or a certificate for all or part of the whole common shares credited to your Plan account.  This request must be mailed to the administrator at the address listed in Question 5.  The common shares represented by such direct registration statement or certificate as well as any remaining whole common shares and fractional common shares will continue to be credited to your Plan account.

Common shares credited to your Plan account may not be pledged or assigned and any attempted pledge or assignment will be void.  If you want to pledge or assign common shares in your Plan account, you must request the withdrawal of such common shares from the Plan and request that a direct registration statement or a certificate for them be issued in your name.

Neither direct registration statements nor certificates for fractional common shares will be issued under any circumstances.

25.	In whose name will direct registration statements or certificates be registered when issued to participants?

Because your Plan account is maintained in the name in which your common shares are registered at the time you join the Plan, direct registration statements or certificates for whole common shares purchased under the Plan will be similarly registered when issued to you upon your written request.  If you want these common shares to be registered and issued in a different name, you must so indicate in a written request.  You will be responsible for any taxes that may be due, and you must comply with any transfer requirements which may be applicable, as a result of the registration and issuance of common shares in a name other than yours.

26.	May participants send certificates for common shares held in their possession to the administrator for safekeeping?

Yes.  If you want to have dividends on those common shares reinvested, you can deposit certificates for Worthington common shares registered in your name at any time.  The administrator will provide safekeeping of your common shares at no cost to you, including when you first enroll.  To use this service, you must send your certificates to the administrator with a properly completed Transaction Request Form attached to your statement.  Please DO NOT endorse your certificates.

Certificated common shares that you deposit with the administrator will be credited to your Plan account and thereafter will be treated as if they were acquired under the Plan.  Dividends on these common shares will be reinvested.  You are responsible for maintaining your own records of the cost basis of certificated common shares deposited with the administrator.  By using the common share safekeeping feature, you no longer bear the risks associated with loss, theft or destruction of certificates.

The certificate(s) you deposit with the administrator will show as surrendered with a corresponding credit to Plan common shares.  The transaction will appear on the Plan account statement, and the common shares will be held by the administrator in the administrator’s name or nominee name.  These common shares will be held until you sell, withdraw or terminate participation in the Plan.  Because you bear the risk of loss in sending certificate(s) for Worthington common shares, it is recommended that you send them via registered mail, insured for at least 3% of the current market value and request a return receipt.

If you want EQ, in its capacity as the transfer agent for our common shares, to hold your common shares for safekeeping but want to receive your dividends in cash, you can send your certificates to EQ to be held through book-entry DRS.  Please contact EQ if you want to pursue this option.

Optional Mail Loss Insurance

You are advised that choosing registered, express or certified mail alone will not provide full protection, should the certificates you send to the administrator become lost or stolen.  Mail loss insurance provides the coverage needed to replace and reissue the common shares should they become lost or stolen through the mail.  As the administrator, EQ can provide low-cost loss insurance for certificates being returned for conversion to book-entry DRS form.  Replacement transaction fees may also apply.

To take advantage of the optional mail loss insurance, simply include a check in the amount of $10.00, made payable to ‘EQ Surety Program’, along with your certificates and instructions.  Choose an accountable mail delivery service such as Federal Express, United Parcel Service, DHL, Express Mail, Purolator, TNT, or United States Postal Service Registered Mail.  Any one shipping package may not contain certificates exceeding a total value of $100,000.  The value of certificated common shares is based on the closing market price of the common shares on the trading day prior to the documented mail date.

Claims related to lost certificates under this service must be made within 60 days of the documented delivery service mail date.  A copy of the certificate(s) mailed, along with proof that it was sent by trackable mail delivery service must be submitted with the claim.  This is specific coverage for the purpose of converting common shares to book-entry DRS form and the surety is not intended to cover certificates being tendered for certificate breakdown or exchange for other certificates.

Termination of Participation

27.	When and how can I withdraw from the Plan?

You may discontinue your participation in the Plan, including the reinvestment of your dividends, at any time by giving notice to the administrator.  Notice to withdraw from the Plan can be made in the following ways:

•	Access your account via the Internet at shareowneronline.com.
•	Complete the Transaction Request Form attached to your Plan statement and mail the form to EQ.
•	Call EQ at the telephone number shown in Question 5.
•

Mail written instructions to the administrator, including your account name/registration and your 10-digit account number, signed by the authorized signer(s) as the name(s) appear(s) on your account statement.

If your request to withdraw from the Plan is received on or after a dividend record date, but before the Dividend Payment Date, your request will be processed as soon as administratively possible, and you will receive a check for the dividend payment instead of dividend reinvestment.  Future dividends will be paid in cash, unless you rejoin the Plan.  If you request to transfer all common shares in your Plan account between a dividend record date and a Dividend Payment Date, your transfer request will be processed and a separate dividend check will be mailed to you.  In addition, termination requests of participants making optional cash investments by automatic cash‑ withdrawal must be received by EQ at least 15 trading days prior to the scheduled Investment Date to ensure that the request is effective as to the next optional cash investment.

When closing your Plan account, you have the following choices:

•	You can request that EQ continue to hold your common shares. The common shares you acquired through the Plan can continue to be held on your behalf for safekeeping.
•

You can ask for a direct registration statement or a certificate for all your Plan common shares.  You will receive a direct registration statement or a certificate for the whole common shares credited to your Plan account along with a check for any fractional common share sold on the open market, less the fees for sales (see Question 20) and applicable withholding or taxes.

•

You can request that all your Plan common shares be sold.  You will receive a check for the whole and fractional common shares sold on the open market, less the fees for sales (see Question 20) and applicable withholding or taxes.

•

You can ask for a direct registration statement or a certificate for a specific number of your Plan common shares and request that the rest be sold.  You will receive a direct registration statement or a certificate for the number of whole common shares you want to retain in direct registration or certificated form outside of the Plan and a check for the whole and fractional common shares sold on the open market, less the fees for sales (see Question 20) and applicable withholding or taxes.

Generally, EQ processes requests to withdraw from the Plan daily.  EQ will mail your direct registration statement, certificate and/or sale check to your address on record by first class mail.  If you want your direct registration statement, certificate and/or sale check mailed to another address, you must notify EQ in writing at the time of your request to withdraw from the Plan.

We reserve the right to terminate your Plan participation if you are no longer a holder of record of at least one full common share, in direct registration form, in certificate form or as a Plan account balance.  Upon termination, you will receive the cash proceeds from the sale of any fractional common share, less any brokerage commissions and applicable taxes.

Other Information

28.	What happens when a participant sells or transfers all of the common shares registered in the participant’s name?

If you dispose of all common shares registered in your name, EQ will continue to reinvest the dividends on common shares, if any, credited to your Plan account, subject to your right to withdraw from the Plan at any time.

If you have no whole common shares registered in your name and no whole common shares credited to your Plan account, your participation in the Plan will be terminated.  Any fractional common shares in your Plan account will be sold and the proceeds distributed to you as discussed in Question 27.

29.	What happens when a participant sells or transfers some (but not all) of the common shares registered in the participant’s name?

Full Dividend Reinvestment.  If you are reinvesting the cash dividends on all of the common shares registered in your name, and you dispose of a portion of the common shares, EQ will continue to reinvest the dividends on the remainder of the common shares registered in your name.

Partial Dividend Reinvestment.  If you have directed EQ to pay cash dividends to you on some of your common shares and to reinvest dividends on the remainder of your common shares, and you dispose of a portion of your common shares, EQ will continue to reinvest dividends on the number of common shares, if any, you own in excess of the number of common shares as to which you have directed EQ to pay cash dividends.

30.	What happens if Worthington declares a share split or issues a dividend payable in common shares?

If you are a participant in the Plan, all common shares issued to you in connection with a share split or a share dividend distributed by us will be added to your Plan account.

As soon as possible after the declaration of a share split or a share dividend, EQ will send you a statement indicating the number of common shares credited to your account under the Plan as a result of the share split or the share dividend.  You may receive a direct registration statement or a certificate for these common shares (other than fractional common shares) at any time by sending a written request to EQ at the address indicated in Question 5.  See Question 27.

31.	How will a participant’s common shares held by the administrator be voted at meetings of Worthington’s shareholders?

Before each meeting of Worthington’s shareholders at which you are entitled to vote, you will be provided with access to our online proxy materials (and the opportunity to request a printed copy), including a single proxy covering the total number of common shares you hold of record — both Plan common shares and book-entry DRS or certificated common shares held outside the Plan.  If you properly submit your voting instructions, all of your common shares will be voted as directed.  Also, you may vote the total number of common shares you hold of record by participating in the meeting of Worthington’s shareholders.

32.	What are the responsibilities of Worthington and the administrator under the Plan?

The Worthington common shares are not insured by the Federal Deposit Insurance Corporation or any other government agency, are not deposits or other obligations of, and are not guaranteed by, EQ or Worthington, and are subject to investment risks, including possible loss of the principal amount invested.  Common shares held in the Plan are not subject to protection under the Securities Investor Protection Act of 1970.

Neither Worthington nor EQ shall have any responsibility beyond the exercise of ordinary care for any action taken or omitted pursuant to the Plan, nor shall they have any duties, responsibilities or liabilities except those expressly set forth in the Plan.  In administering the Plan, none of Worthington, EQ or the broker will be liable for any good faith act or omission to act, including, but not limited to, any claim of liability (1) arising out of the failure to terminate a Plan account upon a participant’s death prior to receipt of a notice in writing of such death, (2) with respect to the prices or times at which common shares are purchased or sold, or (3) as to the value of the common shares acquired for you or fluctuations in the market value of our common shares.

You should recognize that we cannot assure you of a profit or protect you against a loss on the common shares purchased by you under the Plan.  The Plan does not represent a change in our dividend policy or a promise or guarantee of future dividends.

EQ is authorized to choose a broker at EQ’s sole discretion to facilitate purchases and sales of common shares for you under the Plan.  EQ will furnish the name of the registered broker utilized in common share transactions within a reasonable time upon written request from you.

EQ undertakes to perform such duties and only such duties as are expressly set forth in the Plan to be performed by EQ, and no implied covenants or obligations shall be read into the Plan against EQ or us.

In the absence of negligence or willful misconduct on EQ’s part, EQ, whether acting directly or through agents or attorneys, shall not be liable for any action taken, suffered or omitted or for any error of judgment made by EQ in the performance of EQ’s duties under the Plan.  In no event shall EQ be liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profit), even if EQ has been advised of the likelihood of such loss or damage and regardless of the form of action.

EQ shall: (1) not be required to make and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than EQ’s own; and (2) not be obligated to take any legal action under the Plan that might, in EQ’s judgment, involve any expense or liability, unless EQ has been furnished with reasonable indemnity.

EQ shall not be responsible or liable for any failure or delay in the performance of EQ’s obligations under the Plan arising out of or caused, directly or indirectly, by circumstances beyond EQ’s reasonable control, including, without limitation: acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; interruptions or malfunctions of computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that EQ shall use reasonable efforts which are consistent with accepted practices in the stock investment plan industry to resume performance as soon as administratively reasonable under the circumstances.

33.	May the Plan be changed or discontinued?

Notwithstanding any other provision of the Plan, Worthington’s Board of Directors (including any committee of the Board) reserves the right to amend, modify, suspend or terminate the Plan at any time, including during the period between a dividend record date and a Dividend Payment Date.  Notice of any material amendment or modification, or of any suspension or termination, of the Plan will be mailed to all participants.

If the Plan is terminated:

•	any uninvested optional cash payments will be returned to you without interest;
•	a direct registration statement or, upon written request, a certificate for whole common shares credited to your Plan account will be issued to you; and
•

a cash payment will be made for any fractional common share credited to your Plan account.  This cash payment will be based upon the closing price of our common shares as reported on the New York Stock Exchange for the date or dates set forth in the notice of termination.

If we terminate the Plan, we will pay any termination charges that may be involved.

34.	How may shareholders obtain answers to other questions regarding the Plan?

If you have any further questions, you should direct them to EQ at one of the addresses or one of the telephone numbers provided in Question 5.

35.	Who interprets the Plan?

Worthington interprets and regulates the Plan, and any determinations made by Worthington will be final and binding on all parties, including Plan participants.  We may adopt rules and regulations to facilitate administration of the Plan.  The terms and conditions of the Plan and its operation are governed by the laws of the State of Ohio applicable to agreements made and to be performed wholly within such jurisdiction.

Dividends

Dividends are declared at the discretion of the Board of Directors of Worthington Industries, Inc.  Our Board of Directors reviews our dividend on a quarterly basis and establishes the dividend rate based upon our financial condition, results of operations, capital requirements, current and projected cash flows, business prospects and other factors which the directors may deem relevant.  While we have paid a dividend every quarter since becoming a public company in 1968, there is no guarantee this will continue in the future or that we will pay future dividends at our current dividend rate.

Use of Proceeds

All common shares acquired under the Plan through open market purchases will provide no cash proceeds to us.  All common shares acquired under the Plan through purchases directly from us will provide cash proceeds to us, which proceeds we intend to use for general corporate purposes.  We have no basis for determining either the‑ number of common shares that will ultimately be purchased directly from us under the Plan or the prices at which such common shares will be sold.

Indemnification of Officers and Directors

Under Section 1701.13(E) of the Ohio Revised Code (the “OGCL”), directors, officers, employees and agents of Ohio corporations have an absolute right to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by them in any action, suit or proceeding to the extent they are successful in defense of the action, suit or proceeding, including derivative actions, brought against them, or in defense of any claim, issue or matter asserted in any such action, suit or proceeding.   A director, officer, employee or agent is entitled to such indemnification if such person’s success is “on the merits or otherwise.”

Section 1701.13(E) of the OGCL permits an Ohio corporation to indemnify directors, officers, employees or agents of the corporation or individuals who are or were serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation or entity in circumstances where indemnification is not mandated by the statute if certain statutory standards are satisfied.   A corporation may grant indemnification in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, investigative or administrative, other than derivative actions, if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful.

Such indemnification is permitted against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with the action, suit or proceeding.

An Ohio corporation may also provide indemnification in derivative actions for expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of an action or suit if the officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation.   Ohio law does not expressly authorize indemnification against judgments, fines and amounts paid in settlement of derivative actions.   A corporation may not indemnify a director, officer, employee or agent in derivative actions for expenses (including attorneys’ fees) if such person is adjudged to be liable for negligence or misconduct in the performance of such person’s duties to the corporation, unless, and only to the extent that, a court determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.  In addition, a corporation may not indemnify a director in any action or suit in which the only liability asserted against the director is for approving unlawful loans, dividends or distributions of assets under Section 1701.95 of the OGCL.

Section 1701.13(E) of the OGCL permits an Ohio corporation to pay expenses (including attorneys’ fees) incurred by a director, officer, employee or agent as they are incurred, in advance of the final disposition of the action, suit or proceeding, as authorized by the corporation’s directors and upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification.

Section 1701.13(E) of the OGCL states that the indemnification provided thereby is not exclusive of, and is in addition to, any other rights granted to those persons seeking indemnification under an Ohio corporation’s articles or regulations, any agreement, a vote of the corporation’s shareholders or disinterested directors, or otherwise.

Section 1701.13(E) of the OGCL grants express power to an Ohio corporation to purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit and self-insurance, for director, officer, employee or agent liability, regardless of whether that individual is otherwise eligible for indemnification by the corporation.

Our Code of Regulations (the “Regulations”) provides for broader indemnification than specifically afforded under Section 1701.13(E) of the OGCL.  The Regulations provide that we must indemnify officers and directors against expenses (including attorneys’ fees, filing fees, court reporters’ fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any pending threatened or completed action, suit or proceeding (whether criminal, civil, administrative or investigative)

by ‑reason of the fact that any such individual is or was a director, officer, employee, agent or volunteer of Worthington or is or was serving at our request as a director, trustee, officer, employee, member, manager, agent or volunteer of another corporation or other entity so long as such individual’s act or omission giving rise to the claim for indemnification was not occasioned by such individual’s intent to cause injury to, or by such individual’s reckless disregard for the best interests of, Worthington and, with respect to any criminal action or proceeding, such individual had no reasonable cause to believe such individual’s conduct was unlawful.  The Regulations forbid us from indemnifying an officer or director in a derivative action if such individual is adjudged to be liable for an act or omission occasioned by such individual’s deliberate intent to cause injury to, or by such individual’s reckless disregard for the best interests of, Worthington unless and only to the extent the Court of Common Pleas in Franklin County, Ohio, or the court in which the action was brought, despite such adjudication of liability and in view of all the circumstances, concludes that such individual is fairly and reasonably entitled to such indemnity as the court deems proper.

The Regulations recite a presumption (which may only be rebutted by clear and convincing evidence) that no act or omission by an individual claiming indemnification was occasioned by an intent to cause injury to, or by a reckless disregard for the best interests of, Worthington, and with respect to any criminal matter, that such individual had no reasonable cause to believe his or her conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, by itself, rebut this presumption.

The Regulations state that, to the extent an officer or director is successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein, such officer or director must be promptly indemnified by Worthington against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs) actually and reasonably incurred by him or her in connection therewith.

The Regulations state that an indemnitee’s expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs) must be paid by Worthington in advance of the final disposition of the action, suit or proceeding to or on behalf of the officer or director promptly as such expenses are incurred, but only if such officer or director first agrees, in writing, to repay all amounts so paid in respect of any claim, issue or other matter asserted in such action, suit or proceeding in defense of which such individual shall have not been successful on the merits or otherwise, if it is proved by clear and convincing evidence in a court of competent jurisdiction that, in respect of any such claim, issue or other matter, such individual’s relevant action or failure to act was occasioned by his or her deliberate intent to cause injury to Worthington or his or her reckless disregard for the best interests of Worthington, unless, and only to the extent that, the Court of Common Pleas of Franklin County, or the court in which such action or suit was brought determines that, despite such determination and in view of all of the circumstances, such officer or director is fairly and reasonably entitled to all or part of such indemnification.

The Regulations state that the indemnification provided thereby is not exclusive of, and is in addition to, any other rights to which any individual seeking indemnification may be entitled under Worthington’s Amended Articles of Incorporation or Regulations, any agreement, a vote of Worthington’s disinterested directors or otherwise.  Additionally, the Regulations provide that we may purchase and maintain insurance on behalf of any individual who is or was a director, officer, employee, agent or volunteer of Worthington, or who is or was serving as a director, trustee, officer, employee, member, manager, agent or volunteer of another corporation or entity at our request, against any liability asserted against such individual or incurred by such individual in such capacity, or arising out of such individual’s status as such, whether or not we would have the obligation or power to indemnify such individual under the Regulations.

Worthington has also entered into separate indemnification agreements with each of its officers and directors which provide for indemnification similar to that provided under the Regulations.  The indemnification agreements generally obligate Worthington to hold harmless and indemnify such directors and executive officers against specified expenses and liabilities they may incur in the performance of their duties to the greatest extent permitted by Ohio law, provided that (1) such directors and executive officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of Worthington and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful and (2) with respect to proceedings by or in the right of Worthington (a) such executive officers were not adjudged to be liable to Worthington for negligence or misconduct in the performance of their duties to Worthington or (b) such directors were not adjudged to be liable to Worthington for (i) an act or omission undertaken with deliberate intent to cause injury to Worthington or with reckless disregard for the best interests of Worthington or (ii) approving unlawful loans, dividends or distributions of assets under Section 1701.95 of the OGCL.  The indemnification agreements also require Worthington to advance expenses to a director or an executive officer prior to the final disposition of a proceeding if specified conditions are satisfied.  The indemnification agreements provide procedures for determining a director’s or an executive officer’s entitlement to indemnification and specify certain remedies relating to indemnification and advancement of expenses.  The indemnification agreements do not exclude any other rights to indemnification or advancement of expenses to which a director or an executive officer may be entitled under Worthington’s Amended Articles of Incorporation or Regulations, applicable law (including the OGCL), any insurance policy, any contract or otherwise.

Worthington maintains, and in the future may continue to maintain, insurance to insure Worthington’s present or former directors, officers and employees, within the limits and subject to the limitations of such policies, against liabilities and expenses arising out of any claim or breach of duty, error, misstatement, misleading statement, omission or other act done by reason of their being such directors, officers or employees of Worthington.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Worthington pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Plan of Distribution

At our discretion, common shares purchased for participants under the Plan may be purchased directly from us or purchased by EQ through open market transactions.  Presently, there are no commissions, brokerage fees or other fees or charges to participants for purchasing common shares through the Plan, whether through dividend reinvestment or optional cash payments.  We reserve the right to assess service fees or charges in the future, but will not do so without providing participants with notice of such fees or charges.  Participants may incur fees and charges in connection with sales of their common shares held in the Plan and certain other actions, as described above in Question 20 under the caption “Are there any out-of-pocket costs to participants in connection with participation in the Plan?”

Subject to the availability of common shares registered with the SEC for issuance under the Plan, there is no total maximum number of common shares that can be issued under the Plan pursuant to the reinvestment of dividends or optional cash payments.  Our common shares may not be available for purchase under the Plan in all jurisdictions.  This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of our common shares in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

Certain Legal Matters

The validity of the common shares offered hereby has been passed upon by Dale T. Brinkman, Vice President-Administration, General Counsel and Secretary of Worthington.  As of October 12, 2018, Mr. Brinkman beneficially owned 31,686 common shares and also had currently exercisable options to purchase an additional 36,334 common shares.  Pursuant to our Regulations and an Indemnification Agreement entered into between Worthington and Mr. Brinkman on July 25, 2008, we are required to indemnify Mr. Brinkman, to the greatest extent permitted by Ohio law, against specified expenses and liabilities that may arise in connection with a proceeding by reason of his status or service as an officer of Worthington, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Worthington and, with respect to any criminal proceeding, Mr. Brinkman had no reasonable cause to believe his conduct was unlawful.

Experts

The consolidated financial statements and schedule of Worthington Industries, Inc. and subsidiaries as of May 31, 2018 and 2017, and for each of the years in the three-year period ended May 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of May 31, 2018, have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Worthington Armstrong Venture and subsidiaries as of December 31, 2017 and 2016 and for each of the years in the three-year period ended December 31, 2017, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Incorporation of Certain Documents by Reference

The SEC allows us to “incorporate by reference” in this prospectus the information in documents that we file with the SEC.  This means that we can disclose important information to you by referring you to other documents.  The information we incorporate by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information included or previously incorporated by reference in this prospectus from the date we file the document containing such information.

Except to the extent furnished and not filed with the SEC under Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by SEC rules, we incorporate by reference in this prospectus the following documents that we have filed with the SEC under SEC File No. 1-8399, and all future documents that we file with the SEC under Section 13(a), Section 13(c), Section 14 or Section 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus and prior to the completion or termination of the offering of the common shares offered by this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended May 31, 2018, filed with the SEC on July 30, 2018;
•	our Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2018, filed with the SEC on October 10, 2018;
•

our Current Reports on Form 8-K filed with the SEC on July 3, 2018 (excluding Item 2.02), August 1, 2018, August 22, 2018, September 11, 2018, September 12, 2018, and October 1, 2018 (excluding Item 2.02);

•	our definitive proxy statement with respect to our Annual Meeting of Shareholders held on September 26, 2018, filed with the SEC on August 14, 2018; and
•

the description of our common shares contained in our Registration Statement on Form 8-A filed with the SEC on March 27, 2000, together with any subsequent amendment or report filed for the purpose of updating such description.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference in this prospectus (other than exhibits to those documents unless they are specifically incorporated by reference in those documents).  Requests should be directed to:

Worthington Industries, Inc.

200 Old Wilson Bridge Road

Columbus, Ohio 43085

Attention: Investor Relations Department

(614) 438-3210

Where You Can Find More Information

This prospectus is a part of the Registration Statement that we filed with the SEC to register the common shares that will be available for purchase under the Plan.  As permitted by SEC rules, this prospectus does not contain all of the information included in the Registration Statement or the exhibits to the Registration Statement.

You should refer to the Registration Statement and the documents filed or incorporated by reference as exhibits to the Registration Statement for more information about us and our common shares.

We file annual, quarterly and current reports, proxy statements, notices of internet availability of proxy materials and other information with the SEC.  Our SEC filings are available to the public at the SEC’s website at www.sec.gov. You may also read and copy any of these SEC filings at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room.  Our SEC filings are also available on our website at www.worthingtonindustries.com. The information on the SEC’s website and on our website is not part of this prospectus.